UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2007

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 25, 2007, Waldo Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Zebra Technologies Corporation (“Zebra”), merged with and into WhereNet Corp. (“WhereNet”) pursuant to the terms of an Agreement and Plan of Merger dated as of January 11, 2007, by and among Zebra, Merger Sub, WhereNet and certain shareholder representatives (the “Merger Agreement”), with WhereNet as the surviving entity (the “Merger”). The Merger Agreement was previously reported in our current report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2007.

Zebra paid $126.0 million in cash as merger consideration, less applicable post-closing price adjustments, if any, as set forth in the Merger Agreement and subject to an escrow amount of $13.6 million to be deposited. In the Merger, (i) each issued and outstanding share of WhereNet series A-1 preferred stock and warrants exercisable for shares of WhereNet series A-1 preferred stock was converted into the right to receive $1.68 per share, less any applicable exercise price (after payment of all WhereNet transaction expenses, approximately $37 million) and (ii) each issued and outstanding share of WhereNet common stock, WhereNet series B-1 preferred stock and vested WhereNet options received the balance of the merger consideration, as set forth in the Merger Agreement. Unvested options to purchase shares of WhereNet common stock were converted into options to purchase shares of Zebra Class A Common Stock, as adjusted by a conversion ratio.

The summary description of the transaction set forth above is qualified in its entirety by the terms of the Merger Agreement. Zebra issued a press release on January 26, 2007 regarding the Merger, a copy of which is attached to this current report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

99.1	Press Release regarding Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: January 26, 2007	By:	/s/ Edward L. Kaplan
Edward L. Kaplan
Chairman of the Board and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release regarding Merger.

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